Oakridge Global Energy Solutions, Inc.
Info@oakg.net

Oakridge Global Energy Solutions:
A New Era In Battery Manufacturing

Announces New Corporate Headquarters

FOR IMMEDIATE RELEASE

September 17, 2015 Melbourne, Florida – Oakridge Global Energy Solutions, Inc. (OGES) is pleased to announce that it has moved into a new 68,718 square foot facility for corporate offices and small format cell manufacturing.

Oakridge Executive Chairman and CEO, Steve Barber, has, through the majority ownership of Oakridge Global Energy Solutions (OGES) by Precept Fund Management SPC (“Precept”), funded the creation of a major full-scale manufacturing facility for OGES in Brevard County, Florida, in Melbourne and Palm Bay.  Steve Barber stated “We had simply outgrown our previous 12,000 square foot facility at North Drive.  This new facility will provide us the space to increase our maximum production of small format lithium cells from 250,000 per year to 25,000,000 cells per year while also providing us with an opportunity to expand on this site.”

Over the course of the next 18 months Oakridge Global Energy Solutions (OGES) will ramp up and install more than 2.6 Gigawatt-hours of production capacity of U.S. manufacturing of electrodes, cells, and batteries in its facilities located in the Brevard County, Florida area, known as the Space Coast.  This equipment is being housed in over 350,000 square feet of new manufacturing space.

“We have completed the restructure, have taken the brakes off, and are moving ahead full speed” says Mr. Barber.  “We are very pleased with the new corporate facility.  The city of Palm Bay, Florida has made us feel very welcome and we look forward to a very good long term relationship.  Our business plan is simple; we provide high quality, competitively priced American made products to the consumer market.”

About Oakridge Global Energy Solutions, Inc.

Oakridge Global Energy Solutions Inc., is a publicly traded company, trading symbol: OGES on the OTCQB with a market cap of just over $300,000,000 USD, whose primary business is the development, manufacturing and marketing of energy storage products. Additional information can be accessed on the company's website www.oakg.net.

Forward-Looking Statements Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Contact:
Oakridge Global Energy Solutions, Inc.
www.oakg.net
3520 Dixie Highway
Palm Bay, 32905, Florida
USA
Ph: (321) 610-7959

***